Exhibit (e)(1)(m)
Form of
SCHEDULE A
PACIFIC LIFE FUNDS DISTRIBUTION AGREEMENT
PL Portfolio Optimization Conservative
PL Portfolio Optimization Moderate-Conservative
PL Portfolio Optimization Moderate
PL Portfolio Optimization Moderate-Aggressive
PL Portfolio Optimization Aggressive
PL Money Market Fund
PL Income Fund
PL Floating Rate Loan Fund
PL Small-Cap Value Fund
PL Main Street Core Fund
PL Emerging Markets Fund
PL Small-Cap Growth Fund
PL International Value Fund
PL Large-Cap Value Fund
PL Short Duration Bond Fund
PL Growth LT Fund
PL Mid-Cap Equity Fund
PL Large-Cap Growth Fund
PL International Large-Cap Fund
PL Managed Bond Fund
PL Inflation Managed Fund
PL Comstock Fund
PL Mid-Cap Growth Fund
PL Real Estate Fund
Effective: December 31, 2010

AGREED TO & ACCEPTED BY: PACIFIC LIFE FUNDS
By:
Name:	Howard T. Hirakawa
Title:	Vice President

PACIFIC SELECT DISTRIBUTORS, INC.

By:		BY:
Name:	Adrian S. Griggs	Name:	Audrey L. Milfs
Title:	Director & CEO	Title:	Vice President & Secretary